GE ANNOUNCES FIRST QUARTER 2019 RESULTS

•	GE CFOA (GAAP) of $(884) million; adjusted GE Industrial free cash flows (non-GAAP) of $(1.2) billion

•	Continuing EPS (GAAP) of $0.11; adjusted EPS (non-GAAP) of $0.14

•	Total revenues (GAAP) of $27.3 billion, down 2%; Industrial segment organic revenues (non-GAAP) of $26.2 billion, up 5%

•	2019 guidance remains unchanged

BOSTON - April 30, 2019 - GE (NYSE:GE) announced results today for the first quarter ending March 31, 2019.

GE Chairman and CEO H. Lawrence Culp, Jr. said, “We saw progress in the first quarter as we continued to execute on our priorities to improve our financial position and strengthen our businesses. We announced the sale of BioPharma, closed the Wabtec merger, settled WMC, and improved our operating performance. We delivered strong industrial orders in the quarter, up 9 percent organically, with backlog closing at $374 billion, up 6 percent year over year. Our quarterly results were better than our expectations, largely driven by timing of certain items, which should balance out over the course of the year. Therefore, we expect our performance for the year to be in line with our previous commentary.”

During the first quarter, GE continued to take action to improve its financial position and strengthen its businesses. The Company announced the sale of BioPharma to Danaher for more than $20 billion in cash proceeds, expected to close in the fourth quarter of 2019, and closed the merger of GE Transportation with Wabtec, resulting in $2.9 billion of cash proceeds and a 24.9% ownership stake in Wabtec. GE Capital completed $1.1 billion of asset reductions and paid down $2 billion of external debt. GE also recently reached final agreement with the United States Department of Justice to settle the FIRREA investigation of WMC for $1.5 billion, as previously reserved and disclosed.

Culp concluded, “I am encouraged by the improvements we are making inside GE. This is one quarter in what will be a multi-year transformation, and 2019 remains a reset year for us. We continue to focus on reducing leverage and improving the underlying performance of our businesses to create sustainable, long-term value for our customers, employees, and shareholders.”

	Three months ended March 31
(Dollars in millions; per-share amounts in dollars and diluted)	2019	2018	Year on Year
GAAP Metrics
GE Cash From Operating Activities (GE CFOA)	$(884)	$(1,117)	21%
Continuing EPS	0.11	0.03	F
Net EPS	0.40	(0.14)	F
Total Revenues	27,286	27,788	(2)%
GE Industrial Profit Margin	4.8%	2.3%	250 bps
Non-GAAP Metrics
Adjusted GE Industrial Free Cash Flows (FCF)-a)	$(1,216)	$(1,756)	31%
Adjusted EPS-b)	0.14	0.15	(7)%
GE Industrial Segment Organic Revenues	26,170	24,903	5%
Adjusted GE Industrial Operating Profit-c)	2,239	2,615	(14)%
Adjusted GE Industrial Operating Margin-c)	8.8%	10.0%	(120) bps

-a)	Excludes deal taxes and GE Pension Plan funding, and with BHGE on a dividend basis

-b)	Excludes non-operating benefit costs, gains (losses), restructuring and other charges, and tax reform enactment

-c)	Excludes interest and other financial charges, non-op benefit costs, gains (losses), and restructuring & other charges

We present both GAAP and non-GAAP measures to provide investors with additional information. We believe that providing these non-GAAP measures along with GAAP measures allows for increased comparability of our ongoing performance from period to period. Please see pages 7-12 for explanations of why we use these non-GAAP measures and the reconciliation to the most comparable GAAP financial measures.

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management’s view of the relevant comparisons of financial results.

Power

	Three months ended March 31
(in millions)	2019	2018	Year on Year
Orders	$4,800	$5,562	(14)%
Revenues	5,659	7,222	(22)%
Segment Profit/(Loss)	80	273	(71)%
Segment Profit/(Loss) Margin	1.4%	3.8%	(240) bps
Orders of $4.8 billion were down 14% reported but up 14% organically, with equipment orders in Gas Power up 95% reported. Segment profit of $80 million was down 71% reported. The Gas Power team secured orders of approximately 4.5 gigawatts, primarily in United States equipment. Revenues of $5.7 billion fell 22% on a reported basis and 4% organically*. Power's better-than-expected performance was principally driven by timing, and the team continues to focus on improving the business with the operational focus that GE outlined during its March Outlook call.

Renewable Energy

	Three months ended March 31
(in millions)	2019	2018	Year on Year
Orders	$2,448	$2,423	1%
Revenues	1,604	1,646	(3)%
Segment Profit/(Loss)	(162)	77	U
Segment Profit/(Loss) Margin	(10.1)%	4.7%	U
Orders of $2.4 billion were up 1% reported and 3% organically. Renewable Energy received its first order for the new 5 MW onshore Cypress platform and signed an agreement to install the first Haliade-X 12 MW offshore wind turbine. Revenues of $1.6 billion were down 3% reported with equipment down 7% partially offset by services up 9%; however, revenues were up 3% organically*. Segment profit was negatively impacted by liquidated damages and contract terminations in 2018. Excluding those items, the business was still down year over year, principally driven by higher R&D investment for the Haliade-X, tariffs, JV consolidation, and pricing. This was partially offset by cost productivity and higher volume.

Aviation

	Three months ended March 31
(in millions)	2019	2018	Year on Year
Orders	$8,707	$8,114	7%
Revenues	7,954	7,112	12%
Segment Profit/(Loss)	1,660	1,603	4%
Segment Profit/(Loss) Margin	20.9%	22.5%	(160) bps
Orders of $8.7 billion were up 7% reported and organically with equipment up 3% and services up 10% on both a reported and organic basis. Revenues of $8.0 billion grew 12% reported and organically* with equipment revenues up 23% reported on higher commercial engine growth and services up 6% reported. We shipped 424 LEAP engines in the first quarter of 2019 vs. 186 in the prior year. Segment profit of $1.7 billion was up 4% reported. GE Aviation's T901-GE-900 engines were selected for the U.S. Army's Improved Turbine Engine Program (ITEP). GE is also working arm in arm with Boeing while actively monitoring the grounding of the 737 MAX fleet.

Oil & Gas

	Three months ended March 31
(in millions)	2019	2018	Year on Year
Orders	$5,695	$5,232	9%
Revenues	5,616	5,385	4%
Adjusted Segment Profit-a)	222	181	23%
Adjusted Segment Profit Margin-a)	4.0%	3.4%	60 bps

-a)	Excluded restructuring and other charges; O&G segment profit including these items was $163 million in 1Q'19 and $(144) million in 1Q'18.
BHGE is releasing its financial results this morning. Orders of $5.7 billion were up 9% reported and 12% organically. Revenues of $5.6 billion were up 4% reported and 8% organically*. Adjusted segment profit* of $222 million was up 23% reported and 34% organically*. Cash distributions from BHGE to GE in the quarter totaled approximately $94 million.

*Non-GAAP Financial Measure

Healthcare

	Three months ended March 31
(in millions)	2019	2018	Year on Year
Orders	$4,931	$4,731	4%
Revenues	4,683	4,702	—%
Segment Profit/(Loss)	781	735	6%
Segment Profit/(Loss) Margin	16.7%	15.6%	110 bps
Orders of $4.9 billion were up 4% reported and up 10% organically, with equipment up 13% and services up 5% organically. Revenues of $4.7 billion were flat reported and up 4% organically*, with equipment revenues in Life Sciences up 16% reported. Segment profit of $781 million was up 6% reported driven by volume and cost productivity, partially offset by inflation, price, and program investments. The business launched new products across Imaging, Ultrasound, and Life Care Solutions.

GE Capital

	Three months ended March 31
(in millions)	2019	2018	Year on Year
Capital continuing operations	$135	$(215)	F
Discontinued operations	35	(1,553)	F
GE Capital Earnings	171	(1,768)	F
Continuing operations generated net income of $135 million in the quarter. GE Capital ended the quarter with $122 billion of assets, including $15 billion of liquidity. Capital earnings improved $350 million from a loss last year, primarily due to lower excess interest costs, tax law changes, higher gains, and lower impairments.

GE Capital completed asset reductions of $1.1 billion and paid down $2 billion of external debt in the quarter. GE also reached final agreement with the United States Department of Justice to settle the FIRREA investigation of WMC for $1.5 billion, as previously reserved and disclosed, and completed the funding of $1.9 billion to its insurance subsidiaries, in line with its plan. GE remains focused on shrinking and de-risking GE Capital, including improving its leverage profile.

* Non-GAAP Financial Measure

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF EARNINGS (LOSS) (UNAUDITED)
	Consolidated			GE(a)			Financial Services (GE Capital)
Three months ended March 31	2019	2018	V%	2019	2018	V%	2019	2018	V%
Revenues
Sales of goods and services	$25,342	$26,002	(3)%	$25,409	$26,022	(2)%	$16	$32	(49)%
GE Capital revenues from services	1,944	1,786		—	—		2,210	2,141
Total revenues	27,286	27,788	(2)%	25,409	26,022	(2)%	2,227	2,173	2%
Costs and expenses
Cost of sales	20,353	20,911		19,976	20,412		499	550
Selling, general and administrative expenses	4,146	4,088		3,939	3,883		267	343
Interest and other financial charges	1,133	1,282		588	639		677	819
Insurance liabilities and annuity benefits	611	630		—	—		633	645
Non-operating benefit costs	566	685		562	681		5	4
Other costs and expenses	81	121		—	—		99	133
Total costs and expenses	26,889	27,716	(3)%	25,065	25,615	(2)%	2,180	2,495	(13)%

Other income	878	204		884	192		—	—
GE Capital earnings (loss) from continuing operations	—	—		135	(215)		—	—

Earnings (loss) from continuing operations
before income taxes	1,275	277	F	1,363	383	F	47	(321)	F
Benefit (provision) for income taxes	(222)	50		(350)	(89)		128	139
Earnings (loss) from continuing operations	1,053	328	F	1,013	295	F	175	(182)	F
Earnings (loss) from discontinued
operations, net of taxes	2,592	(1,441)		2,592	(1,441)		35	(1,553)
Net earnings (loss)	3,645	(1,113)	F	3,606	(1,146)	F	210	(1,735)	F
Less net earnings (loss) attributable to
noncontrolling interests	57	34		57	38		—	(4)
Net earnings (loss) attributable to the Company	3,588	(1,147)	F	3,549	(1,184)	F	210	(1,731)	F
Preferred stock dividends	(40)	(37)		—	—		(40)	(37)
Net earnings (loss) attributable to
GE common shareowners	$3,549	$(1,184)	F	$3,549	$(1,184)	F	$171	$(1,768)	F
Amounts attributable to GE common shareowners:
Earnings (loss) from continuing operations	$1,053	$328	F	$1,013	$295	F	$175	$(182)	F
Less net earnings (loss) attributable
to noncontrolling interests, continuing operations	59	30		59	34		—	(4)
Earnings (loss) from continuing operations
attributable to the Company	994	297	F	954	261	F	175	(179)	F
Preferred stock dividends	(40)	(37)		—	—		(40)	(37)
Earnings (loss) from continuing operations
attributable to GE common shareowners	954	261	F	954	261	F	135	(215)	F
Earnings (loss) from discontinued
operations, net of taxes	2,592	(1,441)		2,592	(1,441)		35	(1,553)
Less net earnings (loss) attributable to
noncontrolling interests, discontinued operations	(2)	4		(2)	4		—	—
Net earnings (loss) attributable to GE
common shareowners	$3,549	$(1,184)	F	$3,549	$(1,184)	F	$171	$(1,768)	F
Per-share amounts - earnings (loss) from
continuing operations
Diluted earnings (loss) per share	$0.11	$0.03	F
Basic earnings (loss) per share	$0.11	$0.03	F
Per-share amounts - net earnings (loss)
Diluted earnings (loss) per share	$0.40	$(0.14)	F
Basic earnings (loss) per share	$0.41	$(0.14)	F
Total average equivalent shares
Diluted	8,726	8,696	—%
Basic	8,711	8,683	—%
Dividends declared per common share	$0.01	$0.12	(92)%
(a) Represents the adding together of all affiliated companies except GE Capital, which is presented on a one-line basis. See Note 1 to the 2018 consolidated financial statements at www.ge.com/ar2018 for further information about consolidation matters.
Amounts may not add due to rounding. Dollar amounts and share amounts in millions; per-share amounts in dollars.

GENERAL ELECTRIC COMPANY
SUMMARY OF OPERATING SEGMENTS (UNAUDITED)
	Three months ended March 31
(Dollars in millions)	2019	2018	V%
Revenues(a)
Power	$5,659	$7,222	(22)%
Renewable Energy	1,604	1,646	(3)%
Aviation	7,954	7,112	12%
Oil & Gas	5,616	5,385	4%
Healthcare	4,683	4,702	—%
Total industrial segment revenues	25,517	26,067	(2)%
Capital	2,227	2,173	2%
Total segment revenues	27,743	28,240	(2)%
Corporate items and eliminations(a)(b)	(458)	(452)	(1)%
Consolidated revenues	$27,286	$27,788	(2)%
Segment profit (loss)(a)
Power	$80	$273	(71)%
Renewable Energy	(162)	77	U
Aviation	1,660	1,603	4%
Oil & Gas	163	(144)	F
Healthcare	781	735	6%
Total industrial segment profit	2,523	2,544	(1)%
Capital	135	(215)	F
Total segment profit (loss)	2,658	2,328	14%
Corporate items and eliminations(a)(b)	(204)	(659)	69%
GE interest and other financial charges	(588)	(639)	8%
GE non-operating benefit costs	(562)	(681)	17%
GE benefit (provision) for income taxes	(350)	(89)	U
Earnings (loss) from continuing operations attributable to GE common shareowners	954	261	F
Earnings (loss) from discontinued operations, net of taxes	2,592	(1,441)	F
Less net earnings attributable to noncontrolling interests, discontinued operations	(2)	4	U
Earnings (loss) from discontinued operations, net of tax and noncontrolling interests	2,595	(1,444)	F
Consolidated net earnings (loss) attributable to GE common shareowners	$3,549	$(1,184)	F

(a)
Segment revenues include sales of products and services related to the segment. Segment profit excludes results reported as discontinued operations and material accounting changes other than those applied retrospectively, restructuring and other charges (with the exception of Oil & Gas), the portion of earnings or loss attributable to noncontrolling interests of consolidated subsidiaries, and as such only includes the portion of earnings or loss attributable to our share of the consolidated earnings or loss of consolidated subsidiaries. Segment profit excludes or includes interest and other financial charges, non-operating benefit costs, income taxes, and preferred stock dividends according to how a particular segment's management is measured – excluded in determining segment profit for Power, Renewable Energy, Aviation, Oil & Gas and Healthcare; included in determining segment profit, which we sometimes refer to as "net earnings," for Capital. Other income is included in segment profit for the industrial segments. Certain corporate costs, such as shared services, employee benefits and information technology are allocated to our segments based on usage. A portion of the remaining corporate costs is allocated based on each segment's relative net cost of operations. Industrial segment revenues and profit include the sum of our five industrial reporting segments without giving effect to the elimination of transactions among such segments and between these segments and our financial services segment. Total segment revenues and profit include the sum of our five industrial segments and one financial services segment, without giving effect to the elimination of transactions among such segments. We believe that this provides investors with a view as to the results of all of our segments, without inter-segment eliminations and corporate items.

(b)	Effective the first quarter of 2019, Corporate items and eliminations includes the results of our Lighting segment for all periods presented.

Amounts may not add due to rounding

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF FINANCIAL POSITION (UNAUDITED)
	Consolidated		GE(a)		Financial Services (GE Capital)
	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
(Dollars in billions)	2019	2018	2019	2018	2019	2018
Assets
Cash, cash equivalents and restricted cash and marketable securities(b)(c)	$73.2	$68.7	$24.1	$20.9	$49.2	$47.9
Receivables	19.5	19.5	15.9	15.1	—	—
Inventories	19.4	18.4	19.4	18.4	—	—
GE Capital financing receivables - net	7.1	7.7	—	—	12.0	13.6
Property, plant & equipment - net	50.3	49.8	20.6	21.1	30.0	29.5
Operating lease right-of-use-assets	4.0	—	4.3	—	0.3	—
Receivable from GE Capital(e)(f)	—	—	21.7	22.5	—	—
Investment in GE Capital	—	—	11.7	11.4	—	—
Goodwill & intangible assets	70.2	76.6	69.1	75.5	1.1	1.1
Contract assets	19.4	19.2	19.4	19.2	—	—
Other assets	37.6	38.7	19.9	20.4	25.3	27.1
Assets of businesses held for sale	9.9	1.6	9.6	1.5	—	—
Assets of discontinued operations	4.5	9.3	0.2	4.6	4.3	4.6
Total assets	$315.1	$309.6	$235.9	$230.5	$122.2	$123.9
Liabilities and equity
Borrowings(d)(f)	$107.5	$109.9	$31.7	$32.3	$41.4	$43.0
Borrowings assumed by GE(e)	—	—	35.4	36.3	21.7	22.5
Operating lease liabilities	4.2	—	4.5	—	0.3	—
Insurance liabilities and annuity benefits	36.8	35.6	—	—	37.3	36.0
Non-current compensation and benefits	32.9	33.8	32.2	32.9	0.6	0.9
Other liabilities	74.2	74.0	73.9	74.5	7.7	8.3
Liabilities of businesses held for sale	1.8	0.7	1.8	0.7	—	—
Liabilities of discontinued operations	1.6	3.7	0.2	1.9	1.4	1.8
Redeemable noncontrolling interests	0.4	0.4	0.4	0.4	—	—
GE shareowners' equity	35.2	31.0	35.2	31.0	11.7	11.4
Noncontrolling interests	20.5	20.5	20.5	20.5	—	—
Total liabilities and equity	$315.1	$309.6	$235.9	$230.5	$122.2	$123.9

(a)	Represents the adding together of all affiliated companies except GE Capital, which is presented on a one-line basis.

(b)
At March 31, 2019, GE Capital maintained liquidity sources of $15.4 billion that consisted of cash, cash equivalents and restricted cash of $14.8 billion for continuing operations, cash equivalents and restricted cash of $0.6 billion classified as discontinued operations. Included in our credit facilities is an unused $20.0 billion back-up syndicated credit facility extended by 36 banks, expiring in 2021, and an unused $14.8 billion syndicated credit facility extended by seven banks, expiring in 2020. GE Capital has the right to compel GE to borrow under certain of these credit lines and transfer the proceeds as loans to GE Capital, which would be subject to the same terms and conditions as those between GE and the lending banks.

(c)
Balance included consolidated restricted cash of $0.5 billion and $0.5 billion at March 31, 2019 and December 31, 2018, respectively. GE restricted cash was $0.4 billion and $0.5 billion at March 31, 2019 and December 31, 2018, respectively, and GE Capital restricted cash was an insignificant amount at March 31, 2019 and December 31, 2018, respectively.

(d)
GE borrowings includes commercial paper of $3 billion at both March 31, 2019 and December 31, 2018. GE Capital borrowings includes commercial paper of zero and an insignificant amount at March 31, 2019 and December 31, 2018, respectively.

(e)
At March 31, 2019, the remaining GE Capital borrowings that had been assumed by GE as part of the GE Capital Exit Plan was $35.4 billion, for which GE has an offsetting receivable from GE Capital of $21.7 billion. The difference of $13.7 billion represents the amount of borrowings GE Capital has funded with available cash to GE via an intercompany loan in lieu of issuing borrowings externally.

(f)
At March 31, 2019, total GE borrowings is comprised of GE-issued borrowings of $31.7 billion and the $13.7 billion of borrowings from GE Capital as described in note (e) above for a total of $45.5 billion (including $6.3 billion BHGE borrowings).

Amounts may not add due to rounding

"GE Capital" means GE Capital Global Holdings, LLC (GECGH) and all of their affiliates and associated companies. Separate information is shown for "GE" and "Financial Services (GE Capital)." Transactions between GE and GE Capital have been eliminated from the "Consolidated" column. See Note 1 to the 2018 consolidated financial statements at www.ge.com/ar2018 for further information about consolidation matters.

GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We sometimes use financial measures derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. The following non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure.

•	Adjusted earnings (loss)

•	Adjusted earnings (loss) per share (EPS)

•	Adjusted GE Industrial profit and profit margin (excluding certain items)

•	GE Industrial segment organic revenues

•	Organic revenues by segment

•	Adjusted Oil & Gas segment profit and profit margin

•	GE Industrial free cash flows (FCF) and adjusted GE Industrial FCF

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow. Certain columns, rows or percentages within these reconciliations may not add or recalculate due to the use of rounded numbers. Totals and percentages presented are calculated from the underlying numbers in millions.

ADJUSTED EARNINGS (LOSS) (NON-GAAP)	Three months ended March 31
(In millions)	2019	2018	V%

Consolidated earnings (loss) from continuing operations attributable to GE common shareowners (GAAP)	$954	$261	F
Less: GE Capital earnings (loss) from continuing operations attributable to GE common shareowners (GAAP)	135	(215)
GE Industrial earnings (loss) (Non-GAAP)	819	476	72%
Non-operating benefits costs (pre-tax) (GAAP)	(562)	(681)
Tax effect on non-operating benefit costs	118	143
Less: non-operating benefit costs (net of tax)	(444)	(538)
Gains (losses) and impairments for disposed or held for sale businesses (pre-tax)	365	(67)
Tax effect on gains (losses) and impairments for disposed or held for sale businesses(a)	35	24
Less: gains (losses) and impairments for disposed or held for sale businesses (net of tax)	400	(43)
Restructuring & other (pre-tax)	(298)	(529)
Tax effect on restructuring & other(a)	57	134
Less: restructuring & other (net of tax)	(242)	(395)
Unrealized gains (losses)	13	—
Tax on unrealized gains (losses)	(3)	—
Less: unrealized gains (losses)	10	—
Less: GE Industrial U.S. tax reform enactment adjustment	(101)	(31)
Adjusted GE Industrial earnings (loss) (Non-GAAP)	$1,195	$1,483	(19)%

GE Capital earnings (loss) from continuing operations attributable to GE common shareowners (GAAP)	135	(215)	F
Less: GE Capital U.S. tax reform enactment adjustment	99	(45)
Adjusted GE Capital earnings (loss) (Non-GAAP)	$36	$(170)	F

Adjusted GE Industrial earnings (loss) (Non-GAAP)	$1,195	$1,483	(19)%
Add: Adjusted GE Capital earnings (loss) (Non-GAAP)	36	(170)	F
Adjusted earnings (loss) (Non-GAAP)	$1,231	$1,313	(6)%

(a) The tax effect presented includes both the rate for the relevant item as well as other direct and incremental tax charges.
Adjusted earnings (loss)* excludes non-operating benefit costs, gains (losses) and impairments for disposed or held for sale businesses, restructuring & other, unrealized gains (losses), after-tax, excluding the effects of U.S. tax reform enactment adjustment. The service cost of our pension and other benefit plans are included in adjusted earnings*, which represents the ongoing cost of providing pension benefits to our employees. The components of non-operating benefit costs are mainly driven by capital allocation decisions and market performance, and we manage these separately from the operational performance of our businesses. Gains and restructuring and other items are impacted by the timing and magnitude of gains associated with dispositions, and the timing and magnitude of costs associated with restructuring activities. We believe that the retained costs in Adjusted earnings (loss)* provides management and investors a useful measure to evaluate the performance of the total company, and increases period-to-period comparability. We believe that presenting Adjusted Industrial earnings (loss)* separately for our financial services businesses also provides management and investors with useful information about the relative size of our industrial and financial services businesses in relation to the total company.

*Non-GAAP Financial Measure

ADJUSTED EARNINGS (LOSS) PER SHARE (EPS) (NON-GAAP)	Three months ended March 31
	2019	2018	V%

Consolidated EPS from continuing operations attributable to GE common shareowners (GAAP)	$0.11	$0.03	F
Less: GE Capital EPS from continuing operations attributable to GE common shareowners (GAAP)	0.02	(0.02)
GE Industrial EPS (Non-GAAP)	$0.09	$0.05	80%
Non-operating benefits costs (pre-tax) (GAAP)	(0.06)	(0.08)
Tax effect on non-operating benefit costs	0.01	0.02
Less: non-operating benefit costs (net of tax)	(0.05)	(0.06)
Gains (losses) and impairments for disposed or held for sale businesses (pre-tax)	0.04	(0.01)
Tax effect on gains (losses) and impairments for disposed or held for sale businesses(a)	—	—
Less: gains (losses) and impairments for disposed or held for sale businesses (net of tax)	0.04	—
Restructuring & other (pre-tax)	(0.03)	(0.06)
Tax effect on restructuring & other(a)	0.01	0.02
Less: restructuring & other (net of tax)	(0.03)	(0.05)
Unrealized gains (losses)	—	—
Tax on unrealized gains (losses)(a)	—	—
Less: unrealized gains (losses)	—	—
Less: GE Industrial U.S. tax reform enactment adjustment	(0.01)	—
Adjusted GE Industrial EPS (Non-GAAP)	$0.13	$0.17	(24)%

GE Capital EPS from continuing operations attributable to GE common shareowners (GAAP)	0.02	(0.02)	F
Less: GE Capital U.S. tax reform enactment adjustment	0.01	(0.01)
Adjusted GE Capital EPS (Non-GAAP)	$—	$(0.02)	F

Adjusted GE Industrial EPS (Non-GAAP)	$0.13	$0.17	(24)%
Add: Adjusted GE Capital EPS (Non-GAAP)	—	(0.02)	F
Adjusted EPS (Non-GAAP)(b)	$0.14	$0.15	(7)%

(a) The tax effect presented includes both the rate for the relevant item as well as other direct and incremental tax charges.
(b) Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.
Adjusted EPS* excludes non-operating benefit costs, gains (losses) and impairments for disposed or held for sale businesses, restructuring & other, unrealized gains (losses), after-tax, excluding the effects of U.S. tax reform enactment adjustment. The service cost of our pension and other benefit plans are included in adjusted earnings*, which represents the ongoing cost of providing pension benefits to our employees. The components of non-operating benefit costs are mainly driven by capital allocation decisions and market performance, and we manage these separately from the operational performance of our businesses. Gains and restructuring and other items are impacted by the timing and magnitude of gains associated with dispositions, and the timing and magnitude of costs associated with restructuring activities. We believe that the retained costs in Adjusted EPS* provides management and investors a useful measure to evaluate the performance of the total company, and increases period-to-period comparability. We also use Adjusted EPS* as a performance metric at the company level for our annual executive incentive plan for 2019. We believe that presenting Adjusted Industrial EPS* separately for our financial services businesses also provides management and investors with useful information about the relative size of our industrial and financial services businesses in relation to the total company.

*Non-GAAP Financial Measure

ADJUSTED GE INDUSTRIAL PROFIT AND PROFIT MARGIN (EXCLUDING CERTAIN ITEMS) (NON-GAAP)	Three months ended March 31
(Dollars in millions)	2019	2018

GE total revenues (GAAP)	$25,409	$26,022

Costs
GE total costs and expenses (GAAP)	$25,065	$25,615
Less: GE interest and other financial charges	588	639
Less: non-operating benefit costs	562	681
Less: restructuring & other	308	660
Add: noncontrolling interests	59	34
Adjusted GE Industrial costs (Non-GAAP)	$23,667	$23,669

Other Income
GE other income (GAAP)	$884	$192
Less: unrealized gains (losses)	13	—
Less: restructuring & other	9	(3)
Less: gains (losses) and impairments for disposed or held for sale businesses	365	(67)
Adjusted GE other income (Non-GAAP)	$496	$262

GE Industrial profit (GAAP)	$1,228	$599
GE Industrial profit margin (GAAP)	4.8%	2.3%

Adjusted GE Industrial profit (Non-GAAP)	$2,239	$2,615
Adjusted GE Industrial profit margin (Non-GAAP)	8.8%	10.0%

We have presented our Adjusted GE Industrial profit* and profit margin* excluding interest and other financial charges, non-operating benefit costs, restructuring & other, non-controlling interests, unrealized gains (loss) and impairments for disposed or held for sale businesses. We believe that GE Industrial profit and profit margins adjusted for these items are meaningful measures because they increase the comparability of period-to-period results.

*Non-GAAP Financial Measure

GE INDUSTRIAL SEGMENT ORGANIC REVENUES (NON-GAAP)	Three months ended March 31
(Dollars in millions)	2019	2018	V%

GE Industrial segment revenues (GAAP)	$25,517	$26,067	(2)%
Adjustments:
Less: acquisitions	21	—
Less: business dispositions (other than dispositions acquired for investment)	9	1,164
Less: currency exchange rate(a)	(685)	—
GE Industrial segment organic revenues (Non-GAAP)	$26,170	$24,903	5%
(a) Translational foreign exchange

ORGANIC REVENUES BY SEGMENT (NON-GAAP)	Three months ended March 31
(Dollars in millions)	2019	2018	V%

Power segment revenues (GAAP)	5,659	7,222	(22)%
Less: acquisitions	—	—
Less: business dispositions (other than dispositions acquired for investment)	9	1,012
Less: currency exchange rate(a)	(291)
Power organic segment revenues (Non-GAAP)	5,941	6,210	(4)%

Renewable Energy segment revenues (GAAP)	1,604	1,646	(3)%
Less: acquisitions	1	—
Less: business dispositions (other than dispositions acquired for investment)	—	—
Less: currency exchange rate(a)	(97)
Renewable Energy organic segment revenues (Non-GAAP)	1,701	1,646	3%

Aviation segment revenues (GAAP)	7,954	7,112	12%
Less: acquisitions	—	—
Less: business dispositions (other than dispositions acquired for investment)	—	—
Less: currency exchange rate(a)	(7)
Aviation organic segment revenues (Non-GAAP)	7,961	7,112	12%

Oil & Gas segment revenues (GAAP)	5,616	5,385	4%
Less: acquisitions	—	—
Less: business dispositions (other than dispositions acquired for investment)	—	44
Less: currency exchange rate(a)	(155)
Adjusted Oil & Gas organic segment revenues (Non-GAAP)	5,771	5,341	8%

Healthcare segment revenues (GAAP)	4,683	4,702	—%
Less: acquisitions	21	—
Less: business dispositions (other than dispositions acquired for investment)	—	109
Less: currency exchange rate(a)	(134)
Healthcare organic segment revenues (Non-GAAP)	4,796	4,593	4%

(a) Translational foreign exchange
Organic revenues* measure revenues excluding the effects of acquisitions, business dispositions and currency exchange rates. We believe that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and currency exchange, which activities are subject to volatility and can obscure underlying trends. We also believe that presenting organic revenues* separately for our industrial businesses provides management and investors with useful information about the trends of our industrial businesses and enables a more direct comparison to other non-financial businesses and companies. Management recognizes that the term "organic revenues" may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, we believe that these measures are useful in assessing trends of the respective businesses or companies and may therefore be a useful tool in assessing period-to-period performance trends.

*Non-GAAP Financial Measure

ADJUSTED OIL & GAS SEGMENT PROFIT AND PROFIT MARGIN (NON-GAAP)	Three months ended March 31
(In millions)	2019	2018	V%

Reported Oil & Gas segment profit (GAAP)	$163	$(144)	F
Less: restructuring & other (GE share)	(59)	(324)
Adjusted Oil & Gas segment profit (Non-GAAP)	$222	$181	23%

Reported Oil & Gas profit margin (GAAP)	2.9%	(2.7)%	5.6pts
Adjusted Oil & Gas profit margin (Non-GAAP)	4.0%	3.4%	0.6pts

Adjusted GE Oil & Gas segment profit* measures Oil & Gas reported segment profit excluding the effects of restructuring and other charges. We believe that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations of our Oil & Gas segment.

GE INDUSTRIAL FREE CASH FLOWS (FCF) AND ADJUSTED GE INDUSTRIAL FCF (NON-GAAP)	Three months ended March 31
(Dollars in millions)	2019	2018	V$
GE CFOA (GAAP)	$(884)	$(1,117)	$233
Add: gross additions to property, plant and equipment	(837)	(854)
Add: gross additions to internal-use software	(74)	(89)
Less: GE Pension Plan funding	—	(287)
Less: taxes related to business sales	(8)	—
GE Industrial Free Cash Flows (Non-GAAP)	$(1,786)	$(1,774)	$(13)

Less: Oil & Gas CFOA	(184)	291
Less: Oil & Gas gross additions to property, plant and equipment	(286)	(173)
Less: Oil & Gas gross additions to internal-use software	(8)	(9)
Add: BHGE Class B shareholder dividend	94	127
Adjusted GE Industrial Free Cash Flows (Non-GAAP)	$(1,216)	$(1,756)	$540

In 2018, GE transitioned from reporting an Adjusted GE Industrial CFOA metric to measuring itself on a GE Industrial Free Cash Flows basis*. This metric includes GE CFOA plus investments in property, plant and equipment and additions to internal-use software; this metric excludes any dividends received from GE Capital and any cash received from dispositions of property, plant and equipment.

We believe that investors may also find it useful to compare GE’s Industrial free cash flows* performance without the effects of cash used for taxes related to business sales and contributions to the GE Pension Plan. We believe that this measure will better allow management and investors to evaluate the capacity of our industrial operations to generate free cash flows. In addition, we report Adjusted GE Industrial Free Cash Flows* in order to provide a more fair representation of the cash that we are entitled to utilize in a given period. We also use Adjusted GE Industrial Free Cash Flows* as a performance metric at the company-wide level for our annual executive incentive plan.

Management recognizes that the term free cash flows may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, we believe that these measures are useful in assessing trends of the respective businesses or companies and may therefore be a useful tool in assessing period-to-period performance trends.

*Non-GAAP Financial Measure

Caution Concerning Forward Looking Statements:

This document contains "forward-looking statements" - that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," “estimate,” “forecast,” "target," “preliminary,” or “range.”

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about our expected financial performance; the planned sale of our BioPharma business within our Healthcare segment and plans to exit our equity ownership positions in Baker Hughes, a GE company (BHGE) and Wabtec Corporation (Wabtec), and the expected benefits to GE; our strategy and plans for the remaining portion of our Healthcare business, and the characteristics of that business in the future; capital allocation plans; GE’s and GE Capital’s capital structure, liquidity and access to funding; our de-leveraging plans, including leverage ratios and targets, the timing and nature of specific actions to reduce indebtedness, credit ratings and credit outlooks; divestiture proceeds expectations; future charges and capital contributions that may be required in connection with GE Capital’s run-off insurance operations or other GE Capital portfolio actions; revenues; organic growth; cash flows and cash conversion, including the impact of working capital, contract assets, pension funding contributions and other factors, as well as the timing of cash flows; earnings per share; future business growth and productivity gains; profit margins; the benefits of restructuring and other transformational internal actions; our businesses’ cost structures and plans to reduce costs; restructuring, goodwill impairment or other financial charges; tax rates; or returns on capital and investment.

For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include:

•
our success in executing and completing, including obtaining regulatory approvals and satisfying other closing conditions for, announced GE Industrial and GE Capital business or asset dispositions or other transactions, including the planned sale of our BioPharma business within our Healthcare segment and plans to exit our equity ownership positions in BHGE and Wabtec, the timing of closing for those transactions and the expected proceeds and benefits to GE;

•
our strategy and plans for the remaining portion of GE Healthcare, including the structure, form, timing and nature of potential actions with respect to that business in the future and the characteristics of the business going forward;

•	our capital allocation plans, as such plans may change including with respect to de-leveraging actions, the timing and amount of GE dividends, organic investments, and other priorities;

•
further downgrades of our current short- and long-term credit ratings or ratings outlooks, or changes in rating application or methodology, and the related impact on our liquidity, funding profile, costs and competitive position;

•	GE’s liquidity and the amount and timing of our GE Industrial cash flows and earnings, which may be impacted by customer, competitive, contractual and other dynamics and conditions;

•
GE Capital's capital and liquidity needs, including in connection with GE Capital’s run-off insurance operations, the amount and timing of required capital contributions, strategic actions that we may pursue, WMC-related claims, liabilities and payments, the impact of conditions in the financial and credit markets on GE Capital's ability to sell financial assets, GE Capital’s leverage and credit ratings, the availability and cost of GE Capital funding and GE Capital's exposure to counterparties;

•
customer actions or market developments such as secular and cyclical pressures in our Power business, pricing and other pressures in the renewable energy market, other shifts in the competitive landscape for our products and services, changes in economic conditions, including oil prices, early aircraft retirements, aircraft fleeting groundings and other factors that may affect the level of demand and financial performance of the major industries and customers we serve;

•	operational execution by our businesses, including our ability to improve the operations and execution of our Power business, and the continued strength of our Aviation business;

•
changes in law, economic and financial conditions, including the effect of enactment of U.S. tax reform or other tax law changes, trade policy and tariffs, interest and exchange rate volatility, commodity and equity prices and the value of financial assets;

•	our decisions about investments in new products, services and platforms, and our ability to launch new products in a cost-effective manner;

•	our ability to increase margins through implementation of operational changes, restructuring and other cost reduction measures;

•	the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of WMC, Alstom, SEC and other investigative and legal proceedings;

•	our success in integrating acquired businesses and operating joint ventures, and our ability to realize revenue and cost synergies from announced transactions, acquired businesses and joint ventures;

•	the impact of potential product failures and related reputational effects;

•	the impact of potential information technology, cybersecurity or data security breaches;

•	the other factors that are described in "Forward-Looking Statements" in BHGE’s most recent earnings release or SEC filings; and

•	the other factors that are described in "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2018, as updated in our Quarterly Reports on Form 10-Q.

These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.
Our public communications and SEC filings may include certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

General Electric Capital Corporation (GECC) has been merged into GE and our financial services business is now operated by GE Capital Global Holdings, LLC (GECGH). In our public communications and SEC filings, we refer to GECC and GECGH as “GE Capital”. We refer to the industrial businesses of the Company including GE Capital on an equity basis as “GE”. “GE (ex-GE

Capital)” and /or “Industrial” refer to GE excluding GE Capital. Our financial services segment previously referred to as GE Capital is now referred to as Capital.

GE’s Investor Relations website at www.ge.com/investor and our corporate blog at www.gereports.com, as well as GE’s Facebook page and Twitter accounts, contain a significant amount of information about GE, including financial and other information for investors. GE encourages investors to visit these websites from time to time, as information is updated and new information is posted.

Supplemental Financial Information

Supplemental financial information can be found on the Company’s website at: ge.com/investor under Events and Reports.

Conference Call and Webcast

GE will discuss its results during its investor conference call today starting at 8:30 a.m. ET. The conference call will be broadcast live via webcast, and the webcast and accompanying slide presentation containing financial information can be accessed by visiting the Events and Reports page on GE’s website at: www.ge.com/investor. An archived version of the webcast will be available on the website after the call.

About GE

GE (NYSE:GE) drives the world forward by tackling its biggest challenges. By combining world-class engineering with software and analytics, GE helps the world work more efficiently, reliably, and safely. For more than 125 years, GE has invented the future of industry, and today it leads new paradigms in additive manufacturing, materials science, and data analytics. GE people are global, diverse and dedicated, operating with the highest integrity and passion to fulfill GE’s mission and deliver for our customers. www.ge.com

GE Investor Contacts:
Steve Winoker, 617.443.3400
swinoker@ge.com

GE Media Contact:
Jennifer Erickson, 646.682.5620
jennifer.erickson@ge.com